Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment #1 to Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the Holding Company Application and the Application for Mutual to Stock Conversion on Form AC as amended filed with the Office of Thrift Supervision of our report dated April 28, 2007 on the consolidated financial statements of Century Bank. We also consent to the reference to us under the heading “Experts” in this Amendment #1 to Registration Statement on Form S-1, the Holding Company Application and the Application for Mutual to Stock Conversion on Form AC.

Crowe Chizek and Company LLC

Cleveland, Ohio

February 5, 2008